Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment At-Will agreement, by and between National RV Holdings, Inc. (National RV) and Thomas Martini (Employee), entered into this 11 day of May, 2005, by which the parties agree as follows:

RECITALS

1                                          National RV is a California corporation that is engaged in the business of Manufacturing Recreational Vehicles. National RV is located in Perris, California and Lakeland, Florida.

2                                          National RV desires to employ Employee as its Chief Financial Officer upon the terms and conditions hereinafter set forth and Employee desires to accept such employment upon the terms set forth herein.

EMPLOYMENT COMPENSATION, TERMS AND BENEFITS

Therefore, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

I.                                         Employee’s compensation agreement with National RV will be effective at the start of promotion, which is 5-11-05. II. Employee will perform such duties as may be assigned orally or in writing by the Chief Executive Officer. While performing the duties assigned, Employee shall:

A.                                   faithfully serve National RV to the best of power, skills and ability;

B.                                     perform duties and obligations as set forth in this Agreement in accordance with the highest standards;

C.                                     at all times behave and conduct in such a manner as will enhance National RV’s reputation, and;

D.                                    at all times provide National RV with all information required by National RV in connection with its business.

E.                                      not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, perform services for any other individual or business for compensation, or engage in any other business or outside activity that would interfere with the performance of his duties as described above without the written permission of National RV.

III.                                 Employee compensation is as follows:

A.                                   Employee will be afforded a weekly salary of (salary exempt status) $3,846.16 (three thousand eight hundred forty six and sixteen) for a total of $200,000 (two hundred thousand dollars) annually. Employee will also be afforded participation in National RV’s quarter profit based incentive plan as per Company incentive guidelines.

B.                                     Employee will be entitled to participate in the Company stock option plan in accordance with National RV’s stock option policy.

Should Employee’s employment terminate prior to the end of pay period then the weekly amount will be pro-rated according to the day of termination.

IV.                                 Terms of Employment:

A.                                   Employee specifically agrees and understands that employment with National RV is Employment At-Will. Employee has the right to terminate their employment with National RV at any time, for any reason or no reason, with or without prior notice and further, that National RV has the same right to terminate Employee’s employment at any time, for any reason or no reason, with or without prior notice. No other person other than the president may change this At-Will employment relationship and such a change must be made in writing.

B.                                     Since no contractual agreement exists, if Employee’s employment is terminated for any reason or At-Will of Employer, Employee’s salary will cease on the date of termination.

V.                                     Benefits:

C.                                     In addition to the compensation described above, Employee will be eligible to receive benefits as they may be made available at the exclusive discretion of National RV’s President. Such benefits may include, but are not limited to, life, health, dental, vision insurance and retirement plans. National RV is not obligated to provide or continue any of these benefits and may, without any prior notice, discontinue any benefit already provided or as may be provided in the future, within the exclusive discretion of National RV except as specifically itemized elsewhere in this agreement.

D.                                    In addition to the foregoing salary, Employee is entitled to vacation as per vacation guidelines. Employee will be eligible for 3 weeks of accrued vacation annually. The duration of time off to be determined to be reasonable is the sole discretion of Company. As Employee’s position is one of leadership, Employee is expected to exercise reasonable judgment in their requests for time off considering the best interests of the Corporation.

E.                                      National will provide machines, equipment and accessories of its choosing for Employee’s business use. The equipment, machines and accessories remain the property of National RV.

D.                                    Employee will be eligible to enroll in the National RV 401K plan after 1 year of service & will be eligible to participate in employer’s designated match after 2 years of service, however, since restrictions apply based on 401K participation, Employee’s contributions may be limited. It is strongly recommended that Employee consult a tax professional prior to enrolling into National RV’s 401K plan.

C.                                     Employee will be eligible to participate in the Blue Cross Health HMO benefits package at a cost of the standard single rate. Weekly contribution may vary should modifications, changes or additions to the health benefit plan be made or in the event that National RV’s rate increases. Employee will be eligible for National RV’s health insurance program effective on the first day of the month following the hire date.

Vl.                                  Additional Terms:

A.                                   As a term and condition of employment Employee will be required to sign the following documents prior to the beginning of his employment: Employment agreement, proprietary information agreement, employment application, arbitration agreement, employment agreement, reference/background authorization forms and acknowledgement of receipt of company handbook. In addition this offer is contingent upon Employee successfully passing a substance test and background / reference check.

B.                                     Confidential Information: Employee recognizes and acknowledges that they will have access to certain information regarding National RV and that such information is confidential and constitutes valuable, special and unique property of National RV. The parties agree that National RV has a legitimate interest in protecting the Confidential Information, as defined below. The parties agree that National RV is entitled to protection of its interests in the Confidential Information. Employee shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of National RV, it successors, assigns or nominees, any Confidential Information of National RV (regardless of whether developed by Employee) without the prior written consent of National RV. Employee acknowledges that the use or disclosure of the Confidential Information to anyone or any third party could cause monetary loss and damages to National RV. The parties further agree that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, that National RV shall be entitled to a recovery of damages from Employee and/or an injunction against Employee for the breach or violation or continued breach or violation of this covenant.

C.                                     The term “Confidential Information” with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, financial and operating information, customers, customer lists, supplier arrangements, contracts, costs, prices, uses, and servicing, sales, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, or developed by Employee, before or during the term of this Agreement. Employee shall maintain in confidence any Confidential Information of third parties received as a result of his employment with National RV in accordance with National RV’s obligations to such third parties and the policies established by National RV. Confidential information does not include: (a) Confidential information which Employee can demonstrate was rightfully in his possession prior to the date of its disclosure by National RV to Employee; (b) Confidential information which, at the time of disclosure or later, is published or becomes otherwise available to the general public as part of the public domain through no act or failure to act on the party receiving the disclosure; (c) Confidential information which Employee can demonstrate came into Employee’s possession from a third party who had a bona fide right to make such information available; (d) Confidential information which is disclosed by Employee to a third party in accordance with direction or approval from National RV, or; (e) Confidential information which Employee is obligated to produce under an order of a court of competent jurisdiction, provided that Employee shall provide National RV with such notice of any order.

D.                                    Delivery of Documents Upon Termination: Employee shall deliver to National RV or its designee at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, computers and electronic data, made, composed or received by Employee, solely or jointly with others, that are in Employee’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of National RV. In this regard, Employee hereby grants and conveys to National RV all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by Employee or under his direction or that may come into his possession in any way during the term of his employment with National RV that relate in any manner to the past, present or anticipated business of National RV. National RV shall retain all such documents delivered by Employee for a period of three years from and after the date of termination of this agreement.

D.                                    Agreement Not to Solicit Employees. Employee further covenants and agrees that during Employee’s employment by National RV and for a period of twelve (12) months after termination of Employee’s employment for any reason whatsoever, whether at the instance of Employee or National RV, Employee will not, without the prior written consent of National RV signed by the President, directly or indirectly, on Employee’s behalf or on behalf of others, solicit, entice, persuade or induce, or attempt to solicit, entice, persuade or induce any person who is employed by National RV, to terminate his or her employment or contractual arrangement with National RV, or to become employed or engaged by any person, firm or entity other than National RV.

E.                                      Notice: Any notice to National RV required or permitted under this Agreement shall be given in writing to National RV, either by personal service or by registered or certified mail, postage prepaid, addressed to National RV at its then principal place of business, or National RV, 3411 N. Perris Blvd., Perris, California 92571. Any such notice to Employee shall be given in a like manner and, if mailed, shall be addressed to Employee at his home address then shown in National RV’s files. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the second business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this section.

F.                                      Both parties participated in the drafting of this agreement. Therefore, the normal rule that ambiguities are construed against the drafter shall not apply to this agreement.

G.                                     Counterparts: This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and which together shall constitute one and the same Agreement.

H.                                    Choice of Law: This Agreement is entered into in the County of Riverside, State of California, and shall be governed by the laws of the State of California.

I.                                         Arbitration: Employee and National RV agree that any legal or equitable claims or disputes arising out of or in connection with the employment will be settled by binding arbitration. This agreement applies to the following allegations, disputes and claims for relief, but is not limited to those listed: wrongful discharge under statutory law and common law; employment discrimination based on federal, state or local statute, ordinance, or governmental regulations; retaliatory discharge or other action; compensation disputes; tortuous conduct; contractual violations; ERISA violations; and other statutory and common law claims and disputes, regardless of whether the statute was enacted or whether-the-common law doctrine was recognized at the time this Agreement was signed. The arbitration proceedings shall be conducted in California in accordance with the arbitration provisions set out in California Code of Civil Procedure. Employee and National RV shall each be entitled to representation by attorneys throughout the proceedings at their own expense. One arbitrator shall be used and shall be chosen by mutual agreement of the parties from a list of arbitrators supplied by the Judicial Arbitration and Mediation Services (“JAMS”). If, within thirty days after an arbitrable dispute has been identified by either party and no arbitrator has been chosen, an arbitrator shall be chosen in accordance with the provisions of Code of Civil Procedure. The provisions of Code of Civil Procedure and/or its successor sections are incorporated in and made a part of this Agreement. Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with that section. The arbitrator shall issue a written decision and award, which shall be exclusive, final, and binding on both parties, their heirs, executors, administrators, successors, and assigns. National RV shall pay all costs associated with the Arbitration including Arbitration fee and costs associated with the facilities for the Arbitration, other than attorney’s fees and costs discussed previously. National RV is solely responsible for these costs, whether it wins or loses and the Arbitrator shall not apportion these costs. Employee specifically understands and agrees that by signing this agreement, Employee and National RV are agreeing to substitute one legitimate dispute resolution forum (arbitration) for another (litigation), and thereby are waiving the right to have these disputes resolved in court. This substitution involves no surrender of any substantive statutory or common law benefit, protection or defense. Notwithstanding the above, National RV shall have the right to apply for and obtain a temporary restraining order or other temporary and/or permanent injunction or equitable relief from a court of competent jurisdiction to enforce the provisions of this Agreement. Employee shall be allowed to file affirmative defenses and counterclaims arising from or related to this Agreement in any proceeding initiated by National RV.

VII.                             Miscellaneous:

A.                                   The section headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

B.                                     If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

C.                                     Modification: This Agreement supersedes any and all prior oral and written understandings, if any, between the parties relating to the subject matter of this Agreement. The parties agree that this Agreement sets forth the entire understanding and agreement between the parties and is the complete and exclusive statement of the terms and conditions thereof, that there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

D.                                    This offer is void if not signed and received after 7 days from date of this offer.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date written above.

Dated: 5/23/2005	National RV Inc.
	By:	/S/ Jeffrey Goodrick
Jeffrey Goodrick
Director, Human Resources

Dated: 5/23/2005	Employee,
	By:	/S/ Thomas J. Martini
Thomas J. Martini